Exhibit 99.1

Press Release

Cowen Group, Inc. Completes Acquisition of Dahlman Rose & Company, LLC

New York, March 11, 2013 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced that it completed its previously announced acquisition of Dahlman Rose & Company, LLC (“Dahlman Rose”), a privately-held investment bank specializing in the energy, metals and mining, transportation, chemicals and agriculture sectors.  Financial terms of the all-stock transaction were not disclosed.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Its alternative investment products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate and health care royalty funds.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

SOURCE:	Cowen Group, Inc.
INVESTOR CONTACT:	Stephen Lasota
Cowen Group, Inc.
(212) 845-7919

MEDIA CONTACT:	Dan Gagnier/Carissa Ramirez
Sard Verbinnen & Co
(212) 687-8080